Exhibit 5.3

Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000

September 14, 2004

Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $160,000,000 aggregate principal amount of Rural Cellular Corporation’s (the “Company”) Series B Senior Secured Floating Rate Notes due 2010 (the “2010 Exchange Notes”) and $350,000,000 aggregate principal amount of the Company’s Series B 8¼% Senior Secured Notes due 2012 (the “2012 Exchange Notes” and together with the 2010 Exchange Notes, the “Exchange Notes”) and guarantees thereof (the “Guarantees”) by each of the guarantors listed on Schedule I hereto (the “Guarantors”) to be issued in exchange for the Company’s outstanding unregistered Senior Secured Floating Rate Notes due 2010 and 8¼% Senior Secured Notes due 2012, together with guarantees thereof by the Guarantors, pursuant to (a) the Indenture dated as of March 25, 2004 (the “Indenture”) by and among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of March 25, 2004 (the “Registration Rights Agreement”) by and among the Company, the Guarantors, Lehman Brothers Inc., Banc of America Securities LLC, and Lazard Frères & Co. LLC, I have examined such corporate records, certificates, and other documents, and considered such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

     Based on that examination, it is my opinion that:

1.	Alexandria Indemnity Corporation has been duly incorporated and has all corporate power and authority necessary to issue the Guarantee.

2.	The Guarantee has been duly and validly authorized and executed and the Affirmation of Guarantors, upon execution at the closing of the Exchange Offer, will be duly executed by Alexandria Indemnity Corporation.

3.	The issuance of the Guarantee by Alexandria Indemnity Corporation does not conflict with or result in a breach or violation of any of the terms or provisions of the organizational documents of Alexandria Indemnity Corporation.

     In rendering this opinion, I have relied as to certain matters on information obtained from public officials and other sources believed by me to be responsible and have assumed (i) the due authorization, execution, and delivery of the Indenture by the Trustee, (ii) that the Exchange Notes and the Affirmation of Guarantors will conform to the specimens thereof examined by me, (iii) that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers, and (iv) that the signatures on all documents examined by me are genuine and each copy of a manually signed document provided to me conforms to the manually signed original, assumptions which I have not independently verified.

     I note that certain of these agreements and instruments are governed by laws other than the laws of Vermont or Massachusetts. My opinions expressed herein are based solely upon my understanding of the plain language of such agreements or instruments, and I do not express any opinion with respect to the validity, binding nature, or enforceability of any such agreement or instrument, and I do not assume any responsibility with respect to the effect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Elizabeth L. Kohler

Elizabeth L. Kohler, Esq.

SCHEDULE I

ENTITY	STATE OF INCORPORATION
Alexandria Indemnity Corporation	Vermont
BMCT Equipment Company, L.L.C.	Delaware
Ferry Equipment Company, L.L.C.	Delaware
RCC Atlantic, Inc.	Minnesota
RCC Atlantic Licenses, LLC	Minnesota
RCC Atlantic Long Distance, Inc.	Minnesota
RCC Holdings, Inc.	Minnesota
RCC Minnesota, Inc.	Minnesota
RCC Network, Inc.	Minnesota
RCC Paging, Inc.	Minnesota
RCC Transport, Inc.	Minnesota
RGI Group, Inc.	Minnesota
TLA Spectrum, LLC	Minnesota